EXHIBIT 2.1


                            SHARE EXCHANGE AGREEMENT


                                  by and among


                              WINWIN WIRELESS, LLC
                                 as the Acquiror

                               WINWIN GAMING, INC
                            as Parent of the Acquiror

                                  PIXIEM, INC.
                             as the acquired Company

                                       and

                                  HONGSUK LEE,

                                   SUNG B. LEE

                                       and

                              BENJAMIN F. DAVIS III
                    as the Major Shareholders of the Company


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  Exchange of Company Shares...............................................1
  1.1    Basic Transaction...................................................1
  1.2    Share Exchange......................................................1
  1.3    The Closing.........................................................2
  1.4    Deliveries at the Closing...........................................2

2.  Representations and Warranties Concerning the Transaction................2
  2.1    Representations and Warranties of the Major Shareholders............2
  2.2    Representations and Warranties of WinWin............................3

3.  Representations and Warranties of the Company............................5
  3.1    Organization and Good Standing; Ownership of Shares.................6
  3.2    Capitalization......................................................6
  3.3    Noncontravention....................................................6
  3.4    Tangible Assets.....................................................7
  3.5    Intellectual Property...............................................7
  3.6    Financial Statements................................................8
  3.7    Events Subsequent to Fiscal Year End 2004...........................8
  3.8    Liabilities.........................................................9
  3.9    Legal Compliance...................................................10
  3.10   Tax Matters........................................................10
  3.11   Real Property......................................................12
  3.12   Contracts..........................................................12
  3.13   Notes and Accounts Receivable......................................13
  3.14   Litigation.........................................................13
  3.15   Employees..........................................................13
  3.16   Employee Benefits..................................................14
  3.17   Environmental, Health, and Safety Matters..........................14
  3.18   Brokers' Fees......................................................14
  3.19   Disclosure.........................................................14

4.  Pre-Closing Covenants...................................................14
  4.1    General............................................................14
  4.2    Notices and Consents...............................................15
  4.3    Operation of Business..............................................15
  4.4    Preservation of Business...........................................15
  4.5    Litigation.........................................................15
  4.6    Full Access........................................................15
  4.7    Notice of Developments.............................................15
  4.8    Exclusivity........................................................16

5.  Post-Closing Covenants..................................................16
  5.1    General............................................................16
  5.2    Litigation Support.................................................16
  5.3    Transition.........................................................16


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  5.4    Confidentiality....................................................16
  5.5    WinWin Share Certificates..........................................17
  5.6    Financial Information..............................................17

6.  Conditions to Obligation to Close.......................................17
  6.1    Conditions to Obligation of WinWin.................................17
  6.2    Conditions to Obligation of the Major Shareholders.................19

7.  Remedies for Breaches of This Agreement.................................20
  7.1    Survival of Representations and Warranties.........................18
  7.2    Indemnification Provisions for Benefit of WinWin...................19
  7.3    Indemnification Provisions for Benefit of the Major Shareholders...19
  7.4    Matters Involving Third Parties....................................20
  7.5    Other Indemnification Provisions...................................21

8.  Termination.............................................................21
  8.1    Termination of Agreement...........................................21
  8.2    Effect of Termination..............................................21

9.  Definitions.............................................................22

10. Miscellaneous...........................................................24
  10.1   Nature of Certain Obligations......................................24
  10.2   No Third-Party Beneficiaries.......................................25
  10.3   Entire Agreement...................................................25
  10.4   Succession and Assignment..........................................25
  10.5   Counterparts; Facsimile Execution..................................25
  10.6   Headings...........................................................25
  10.7   Notices............................................................25
  10.8   Governing Law......................................................26
  10.9   Amendments and Waivers.............................................26
  10.10  Severability.......................................................26
  10.11  Expenses...........................................................26
  10.12  Construction.......................................................26
  10.13  Incorporation of Exhibits, Annexes, and Schedules..................27
  10.14  Specific Performance...............................................27
  10.15  Submission to Jurisdiction.........................................27


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                            SHARE EXCHANGE AGREEMENT

      SHARE EXCHANGE AGREEMENT, dated May 11, 2005, by and among WINWIN WIRELESS, LLC, a Delaware limited liability company (hereinafter referred to as "WinWin"), WINWIN GAMING, INC., a Delaware Corporation and the indirect parent of WINWIN (hereinafter referred to as "Parent"), PIXIEM, INC., a Delaware corporation (hereinafter referred to as the "Company"), and HONGSUK LEE, SUNG B. LEE and BENJAMIN F. DAVIS III, each a Major Shareholder of the Company (hereinafter referred to as the "Major Shareholders"). WinWin, Parent, the Company and the Major Shareholders are referred to collectively herein as the "Parties". Capitalized terms that are used, but not otherwise defined, herein have the meanings ascribed to them in Section 9.

                                    RECITALS:

      WHEREAS, the Major Shareholders, as of the date hereof, own 5,000,000 shares ( 93.81 %) of the issued and outstanding capital stock of the Company.

      WHEREAS, the Company is engaged in the business of developing and publishing mobile games (the "Business");

      WHEREAS, prior to the Closing the Company will cause all outstanding unsecured convertible notes of the Company (the "Notes") held by eight different individuals (the "Note Holders") with an aggregate principal amount and interest due of $120,000 to be converted into 330,000 Company Shares prior to the Closing and will cause the Note Holders to agree to convert those shares into shares of Common Stock of the Parent;

      WHEREAS, WinWin desires to acquire, and the Major Shareholders and the Note Holders (collectively, the Major Shareholders and the Note Holders, as the holders of 330,000 Company Shares upon conversion of the Notes, are referred to herein as the "Shareholders") desire to exchange, all of the issued and outstanding capital stock of the Company in exchange for shares of the common stock of Parent; and

      WHEREAS, the Parties intend the exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

      1.    Exchange of Company Shares.

            1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, WinWin shall acquire from each of the Major Shareholders all of Major Shareholder's Company Shares for the WinWin Shares as specified below in this Section 1. On and subject to the terms and conditions of separate agreements with the Note Holders (the "Separate Agreements"), WinWin shall acquire all of the Company Shares held by the Note Holders. As a result of the transactions described in the immediately preceding two sentences, WinWin shall become the owner of all of the issued and outstanding Company Shares.

            1.2 Share Exchange. WinWin shall deliver to the Shareholders in the aggregate at the Closing Three-Million (3,000,000) WinWin Shares. The WinWin


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Shares shall be allocated among the Shareholders in proportion to their respective holdings of Company Shares as set forth in Section 3.2(a) of the Disclosure Schedule.

            1.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thelen Reid & Priest, at 701 Pennsylvania Avenue NW, Washington, DC 20004, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as WinWin and the Major Shareholders may mutually determine (the "Closing Date").

            1.4 Deliveries at the Closing. At the Closing, (a) the Major Shareholders shall deliver to WinWin the various certificates, instruments, and documents referred to in Section 6.1 below, (b) WinWin shall deliver to the Major Shareholders the various certificates, instruments, and documents referred to in Section 6.2 below, (c) each of the Shareholders shall deliver to WinWin stock certificates representing all of his Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) WinWin shall deliver to each of the Shareholders the consideration specified in Section 1.2 above.

      2. Representations and Warranties Concerning the Transaction2.1 Representations and Warranties of the Major Shareholders. Each of the Major Shareholders severally and not jointly represents and warrants to WinWin that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1) with respect to himself, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2.

                  (a) Ownership of Shares. The Major Shareholder is the owner of record and beneficially of all the Company Shares listed next to his name on
Schedule 3.2(a), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interest, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, and the Major Shareholder has not sold, pledged, assigned or otherwise transferred any of the Company Shares except pursuant to this Agreement. The Major Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Major Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Major Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  (b) Authorization of Transaction. The Major Shareholder has full power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Major Shareholder, enforceable in accordance with its terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Major Shareholder does not need give any notice to, make any filing with, or obtain any authorization, consent, or approval of Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby,

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will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Major Shareholders is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Major Shareholder is a party or by which he is bound or to which any of his assets is subject.

                  (d) Investment. The Major Shareholder (i) understands that the WinWin Shares have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the WinWin Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning WinWin and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the WinWin Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the WinWin Shares.

                  (e) Brokers' Fees. The Major Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which WinWin could become liable or obligated.

            2.2 Representations and Warranties of WinWin. WinWin and Parent jointly and severally represent and warrant to the Major Shareholders that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2), except as previously disclosed in any of Parent's Security and Exchange Commission (the "SEC") reports, forms and documents ("Parent Reports") filed by Parent under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2005.

                  (a) Organization of WinWin and Parent. WinWin is a limited liability company, duly formed and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and WinWin has the requisite power and authority to carry on its respective business as now being conducted and own, lease and operate its assets and properties. Each of Parent and WinWin is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required.

                  (b) Authorization of Transaction. WinWin and Parent have full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of WinWin and Parent, enforceable in accordance with its terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Neither WinWin nor Parent need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                  (c) Litigation. Except as disclosed in the Parent Reports, there are no actions, suits, proceedings, hearings, or investigations pending or, to the Knowledge of Parent or WinWin, threatened against either Parent or WinWin, relating to or affecting (i) Parent or Merger Sub, that if determined

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adversely to Parent or WinWin is likely to have a Material Adverse Effect on
Parent or WinWin or (ii) the transactions contemplated by this Agreement and, to the Knowledge of each of Parent and WinWin, there is no basis for any such suit, action, proceeding, hearing or investigation.

                  (d) Reports and Financial Statements. Parent has previously furnished or made available to the Major Shareholders complete and accurate copies, as amended or supplemented, of all Parent Reports. The Parent Reports constitute all of the documents required to be filed by Parent under the Exchange Act or the Securities Act with the SEC since January 1, 2005 The Parent Reports were duly and timely filed, were in compliance in all material respects with the requirements of the Exchange Act and Securities Act, as the case may be, and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent. As used in this Section 2.2(d), the term file shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each contract or agreement included as an exhibit to the Parent Reports is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Parent, and to the Knowledge of the Parent, the other parties thereto; and Parent has performed in all material respects all of its required obligations under, and is not in violation or breach of or default under, any such contract or agreement. To the Knowledge of Parent, the other parties to any such contract or agreement are not in violation or breach of or default under any such contract or agreement.

                   (e) To the Knowledge of Parent and WinWin, since March 31, 2005 there has not been any adverse event, occurrence, development or state of related circumstances or facts, not otherwise reflected in the Parent Reports filed prior to the date of this Agreement, that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent or WinWin.

                  (f) Capitalization. As of the date of this Agreement, the authorized capital stock of the Parent consisted of (i) 300,000,000 shares of Common Stock, of which 45,421,607 shares were issued and outstanding; (ii) 10,000,000 shares of Preferred Stock, none of which were issued and outstanding, and (iii) no shares held by Parent in treasury. Other than outstanding options, warrants, convertible securities and similar rights described in the Parent Reports, and except for option grants made to Parent employees, directors or consultants in the Ordinary Course of Business since the filing of the last Parent Report, there are no outstanding options, warrants, convertible securities or other rights to acquire shares of Parent capital stock.

                  (g) No Undisclosed Liabilities. Except as disclosed in the Parent Reports, and except for liabilities incurred in the Ordinary Course of Business since the date of the financial statements included in Parent's most recent report on Form 10-Q or 10-K which liabilities have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or WinWin, Parent has no material liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any

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liability for Taxes) that that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, nor, to the Knowledge of Parent, is there any basis for any claim against Parent for any such liabilities relating to or affecting the Parent or any of its Assets and Properties.

                  (h) WinWin Shares. The WinWin Shares to be issued to the Major Shareholders have been or will have been by the Closing duly authorized for issuance by all requisite corporate and stockholder action required under the General Corporation Law of the State of Delaware and no other corporate or shareholder action by Parent or WinWin is required to authorize the WinWin Shares for issuance and, when so issued in accordance with the terms of this Agreement, the WinWin Shares will be validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of the Major Shareholders in Section 2.1, the offer, sale and issuance of the WinWin Shares to be issued pursuant to this Agreement will be exempt from the registration requirements of the Securities Act of 1933 and will have been registered or qualified or be exempt from the registration or qualification requirements of all applicable state securities laws.

                  (i) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which WinWin is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which WinWin is a party or by which it is bound or to which any of its assets is subject.

                  (j) Brokers' Fees. WinWin has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Major Shareholder could become liable or obligated.

                  (k) Disclosure. The representations and warranties contained in this Section 2.2 as modified by the Parent Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.2 not misleading.


      3. Representations and Warranties of the Company. The Major Shareholders, jointly and severally, represent and warrant to WinWin that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule attached hereto. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

            3.1 Organization and Good Standing; Ownership of Shares. The Company is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware, with full corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted and in the places where such properties are now owned, operated or leased and such business is presently conducted. The Company has all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of

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the business transacted by it make such licenses or qualifications necessary.
Section 3.1 of the Disclosure Schedule lists the jurisdictions in which the Company is qualified to do business as a foreign corporation and the officers and directors of the Company. The Company does not have any subsidiaries. The Company has delivered to WinWin correct and complete copies of its charter and bylaws (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock ledger of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

            3.2 Capitalization. The entire authorized capital stock of the Company consists of 10,000,000 Company Shares, of which 5,330,000 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Shareholders as set forth in Section 3.2(a) of the Disclosure Schedule. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

            3.3 Noncontravention. Neither the execution and the delivery of this Agreement and the documents referenced herein, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Company is subject or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, permit or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 3.3 of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

            3.4 Tangible Assets. The Company has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, owned or leased by the Company, any related capitalized items or other tangible property material to the business of the Company (the "Tangible Assets"). The Company holds all rights, title and interest in all the Tangible Assets owned by it on the most recent Balance Sheet or acquired by it after the date of the most recent Balance Sheet, free and clear of all Security Interests, conditional sales contracts or any other encumbrances except as set forth in the Disclosure Schedule. All of the Tangible Assets are in good operating condition and repair and are usable in the Ordinary Course of Business of the Company and conform to all applicable laws, ordinances and governmental orders, rules and regulations relating to their construction and operation.

            3.5   Intellectual Property.

                  (a) The Company owns or has the right to use pursuant to licenses, sublicenses, agreements or permission all Intellectual Property necessary for the operation of the Business as presently conducted. The Company possess all right, title and interest in and to each item of owned Intellectual Property, free and clear of any Security Interest or other restriction or claim. With respect to each item of Intellectual Property that any third party owns and

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that the Company uses, the license, sublicense, agreement or permission pursuant to which the Company has the right to use such item is legal, valid, binding, enforceable and in full force and effect. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by WinWin on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.
                  (b) Section 3.5(b) of the Disclosure Schedule identifies each software product developed, licensed or published by the Company. The Disclosure
Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property. The Company has delivered to WinWin correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to WinWin correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Schedule also identifies each registered or unregistered trade name, service mark or trademark used by the Company in connection with any part of the Company's business. The Company has delivered to WinWin correct and complete copies of all licenses, sublicenses, agreements, and permissions (as amended to date) relating to Intellectual Property.

                  (c) Section 3.5(c) of the Disclosure Schedule identifies each employee of the Company or other Person who is or has been involved in the conception, creation, discovery, design, invention or development of any item of Intellectual Property for the Company. The Nondisclosure and Developments Agreement, which shall be entered into and delivered to WinWin at the Closing by each such employee and other Person, shall be valid and binding and enforceable so as to cause each such employee or other Person to convey to the Company at the Closing all items of Intellectual Property that such employee or other Person at any time during his or her employment or other relation with the Company has made, conceived, created, discovered, designed, invented or developed that relates to the Business at the Closing or prospective business or any of the products or services being developed, manufactured or sold by the Company.

                  (d) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor the Major Shareholders have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

            3.6   Financial   Statements.   Section  3.6  of  the   Disclosure
Schedule lists all Liabilities of the Company.

            3.7 Events Subsequent to Fiscal Year End 2004. Since the fiscal year end 2004 there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, since that date:

                  (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

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                  (b) the Company has not entered into any agreement, contract, lease, pricing arrangement or license (or series of related agreements, contracts, leases, arrangements and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (c) no party, including the Company, has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it or any of its assets is bound;

                  (d) the Company has not imposed or permitted any lien upon any of its assets, tangible or intangible;

                  (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

                  (h) the Company has not delayed or postponed the payment of accounts payable and other Liability outside the Ordinary Course of Business;

                  (i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                  (j) there has been no change made or authorized in the charter or bylaws of the Company;

                  (k) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock other than the conversion of the eight unsecured convertible notes in the aggregate principal amount of $120,000 for 120,000 Company Shares.

                  (l) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (m) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) individually, in the aggregate, more than $10,000 to its property;

                  (n) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or stockholders outside the Ordinary Course of Business;

                  (o) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (p) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business or made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (q) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

                  (r) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (s) No material customer, supplier, representative, distributor, lessee, or lessor has terminated or given notice of its intent to terminate its relationship with the Company;

                  (t) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                  (u) the Company has not committed to any of the foregoing.

            3.8 Liabilities. The Company does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities") which would be required to be disclosed on a balance sheet prepared in accordance with GAAP, which were not fully, fairly and adequately reflected on the Balance Sheet or in Section 3.8 of the Disclosure Schedule. As of the Closing Date, the Company will not have any Liabilities, other than Liabilities fully and adequately reflected on the Balance Sheet, except for Liabilities incurred in the Ordinary Course of Business and any credit extended to the Company by WinWin prior to the Closing.

            3.9 Legal Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Section 3.9 of the Disclosure Schedule lists all non-compliances with laws for which the Company has been cited during the past three years.

                  The Company possess, and is in compliance with, the terms and conditions of, all franchises, consents, approvals, licenses, permits, certificates and other authorizations ("Permits") from any Governmental Authority that are necessary for the ownership of their respective assets and the conduct of the Company's business as presently conducted in the Ordinary Course of Business. With respect to each such Permit: (a) the Permit is in full force and effect; (b) the Company is not in breach or default, and, to the Major Shareholders' Knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification of the Permit; and (c) the Permit will continue in full force and effect on identical terms for the benefit of WinWin following the consummation of the transactions contemplated hereby.

                  None of the Major Shareholders, nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any applicable Laws of any applicable Governmental Authority (including, the Foreign Corrupt Practices Act of 1977, as amended, to the extent applicable),
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company. There is not now, and there has never been, any employment by the Company, or beneficial ownership in the Company by, any governmental or political official in Korea in connection with the Business.

            3.10  Tax Matters.

                  (a) Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Company (whether or not shown on any Tax Return) have been paid. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company.

                  (b) Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) No Major Shareholder or director or officer (or employee responsible for Tax matters) of Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company. Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company. Section 3.10(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Major Shareholders have delivered to Win-Win correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company filed or received since December 31, 2001.

                  (d) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign Tax law). Company has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. Company is not a party to or bound by any Tax allocation or sharing agreement. Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (B) has no Liability for the Taxes of any Person (other than Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) Section 3.10(f) of the Disclosure Schedule sets forth the following information with respect to Company as of the most recent practicable date: (A) the basis of Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of Company.

                  (g) The unpaid Taxes of Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns.

                  (h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

                  (i) Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

                  (j) Company has not engaged in any "reportable transaction" as defined in Treasury Regulation section 1.6011-4.

                  (k) The Company has not entered into any gain recognition agreements within the meaning of Treasury Regulation section 1.367(a)-8 within the last ten years.

                  (l) The Company does not have property that is: (i) required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (ii) required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code; or (iii) "tax exempt use property" within the meaning of
Section 168(h) of the Code.

                  (m) Company has not participated in an international boycott within the meaning of Section 999 of the Code.

            3.11  Real Property.

                  (a)  The Company does not own any real property.

                  (b) The Section 3.11 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to, or otherwise occupied by, the Company (all such real property, together with all buildings and other improvements thereon, the "Leased Real Property") and (i) all existing leases, subleases or other contracts with respect to such Leased Real Property (the "Leases") are legal, valid, binding, enforceable, and in full force and effect; (ii) each of the Leases will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (iii) no party to any of the Leases is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            3.12 Contracts. Section 3.12 of the Disclosure Schedule lists all purchase orders, contracts, commitments, obligations, plans, agreements, instruments, arrangements, understandings, bids, undertakings and proposals written or oral including all amendments and supplements thereto, or series of any of the foregoing, to which the Company is a party or by which its assets or the business of the Company are bound involving consideration in excess of $10,000 per year or which are otherwise material to the (including, without limitation, any contract concerning confidentiality or non-competition or limiting the Company's ability to do business in any line of business or geographical area) (the "Contracts"). The Company has delivered to WinWin a correct and complete copy of each written Contract in Section 3.12 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in the Disclosure Schedule. With respect to each such Contract: (a) the Contract is legal, valid, binding, enforceable, and in full force and effect; (b) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (c) the Company has not and, to the Company's and the Major Shareholders' Knowledge, no other party has repudiated any provision of any Contract. Except as set forth in the Disclosure Schedule,
(y) no purchase Contracts of the Company is in excess of the normal and ordinary requirements of the Company's business, and (z) the Company is not (and from and after the Closing WinWin will not be) contractually restricted from carrying out the Business in any geographic area. There are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

            3.13 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no set off or counterclaim, are subject to adequate reserves, and were incurred in the Ordinary Course of Business of the Company for bona fide services rendered.

            3.14 Litigation. Section 3.14 of the Disclosure Schedule sets forth each instance in which the Company (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (b) is a party or, to the Knowledge of any of the Major Shareholders, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company. None of the Major Shareholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

            3.15 Employees. To the Knowledge of any of the Major Shareholders, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Major Shareholders has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company. All salaried employees of the Company are listed in the Disclosure Schedule, which includes the salary level of each such employee. The qualifications of each employee of the Company for employment under applicable immigration laws have been reviewed, a properly completed Form I-9 is on file with respect to each such employee, as applicable, and the Company has complied with the Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and the Major Shareholder have no Knowledge of any basis for any claim that the Company is not in compliance with the terms thereof.

            3.16 Employee Benefits. There are no plans of the Company in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which WinWin will become liable as a result of the transactions contemplated hereby or that the Company will remain liable for after the Closing.

            3.17  Environmental, Health, and Safety Matters.

                  (a) There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against the Company by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Company's facilities (whether owned or leased) (the "Property").

                  (b) The Company has duly complied with, and, to the best of Major Shareholders' knowledge, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                  (c) The Company has provided WinWin with true, accurate and complete copies of any written information in the possession of the Company which pertains to the environmental history of the Property. The Company shall also promptly furnish to WinWin true, accurate and complete copies of any sampling and test results which may be obtained by the Company prior to the Closing from all environmental and/or health samples and tests taken at and around the Property.

            3.18 Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            3.19 Disclosure. The representations and warranties contained in this Section 3 as modified by the Disclosure Schedule do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            4.1 General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 5 below).

            4.2 Notices and Consents. The Major Shareholders will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents, that WinWin may request in connection with the matters referred to in Section 2.1 (c). Each of the Parties will (and the Major Shareholders will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 2.1 (c), Section 2.2(c), and Section 3.3.

            4.3 Operation of Business. The Major Shareholders will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Major Shareholders will not cause or permit the Company to (a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (b) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.7.

            4.4 Preservation of Business. The Major Shareholders will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

            4.5 Litigation. The Company shall promptly notify WinWin of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or against any officer, director, employee, consultant, agent, Major Shareholder or other representative with respect to the affairs of the Company.

            4.6 Full Access. Each of the Major Shareholders will permit, and the Major Shareholders will cause the Company to permit, representatives of WinWin to have full access at all reasonable times, to all premises, properties, personnel, accountants, customers, suppliers, third party lenders and other third parties whose consent is required in order to consummate the transactions contemplated hereby, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

            4.7 Notice of Developments. The Major Shareholders will give prompt written notice to WinWin of any material adverse development causing a breach of any of the representations and warranties in Section 3. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his own representations and warranties in
Section 2. No disclosure by any Party pursuant to this Section 4.7, however, shall be deemed to amend the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            4.8 Exclusivity. None of the Major Shareholders will (and the Major Shareholders will not cause or permit the Company to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any assets (including any acquisition structured as a merger, consolidation, or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Major Shareholders will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Major Shareholders will notify WinWin immediately if any

Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            5.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Major Shareholders acknowledge and agree that from and after the Closing, WinWin will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

            5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

            5.3 Transition. None of the Major Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Major Shareholders will refer all customer inquiries relating to the businesses of the Company to WinWin from and after the Closing.

            5.4 Confidentiality. Each of the Major Shareholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to WinWin or destroy, at the request and option of WinWin, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Major Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Major Shareholders will notify WinWin promptly of the request or requirement so that WinWin may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Major Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that the Major Shareholders may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Major Shareholder shall use his or its best efforts to obtain, at the request of WinWin, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as WinWin shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

            5.5 WinWin Share Certificates. Each WinWin Share Certificate to be delivered to the Major Shareholders will be imprinted with a legend substantially in the following form:

      THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE TRANSFERRED EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.

            5.6 Financial Information. The Major Shareholders shall cooperate with the WinWin and the WinWin's independent certified public accounting firm in order to enable WinWin to create audited financial statements prepared in accordance with the GAAP for the full fiscal years from inception through the fiscal year ended December 31, 2004, by making available the Major Shareholders' records as they are maintained in the ordinary course of business and answering reasonable questions, the cost for which will be borne by WinWin.

      6.    Conditions to Obligation to Close.

            6.1 Conditions to Obligation of WinWin. The obligation of WinWin to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Section
2.1 above shall be true and correct in all material respects at and as of the Closing Date.

                  (b) the representations and warranties set forth in Section 3 above shall be true and correct in all respects (without taking into consideration materiality, Material Adverse Effect or similar qualifiers) at and as of the Closing Date except where the failure of the representations and warranties to be true and correct, in the aggregate, does not and would not be reasonably be expected to have a Material Adverse Effect on the Company;

                  (c) the Major Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (d) the Company shall have procured all of the third party consents specified in Section 4.2 above;

                  (e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of WinWin to own the Company Shares and to control the Company, or (iv) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (f) the Major Shareholders shall have delivered to WinWin a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(e) is satisfied in all respects;

                  (g) each of the Major Shareholders and Sam Pasquale shall have executed non-competition agreements with WinWin;

                  (h) WinWin shall have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom WinWin shall have specified in writing at least five business days prior to the Closing;

                  (i) there shall not have been any occurrence, event, incident, action, failure to act, or transaction since the Most Recent Financial Statement which has had or is reasonably likely to cause a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of any of the Company or the Business taken as a whole;

                  (j) WinWin shall have completed its business, accounting and legal due diligence review of the Company and the Business, its assets and liabilities and the results thereof shall be reasonably satisfactory to WinWin;

                  (k) each of the Major Shareholders shall have executed and delivered to WinWin a FIRPTA affidavit;

                  (l) the Major Shareholders shall have obtained releases for all liens, charges or encumbrances against any asset of the Company;

                  (m) WinWin shall have received UCC, judgment lien and tax lien searches with respect to the Major Shareholders and the Company, the results of which indicate no liens on the assets of the Company other than those as to which the Major Shareholders or the Company have delivered releases and terminations of lien satisfactory to WinWin;

                  (n) the Company shall have delivered evidence reasonably satisfactory to WinWin of the Company's corporate organization and proceedings and its existence in each jurisdiction in which it is incorporated or qualified to transact business, including evidence of such existence as of the Closing;

                  (o) the Notes shall have been converted to Company Shares and each Note Holder shall have agreed to exchange their Company Shares for WinWin Shares on the basis provided for in this Agreement;

                  (p) the Major Shareholders shall have delivered the certificates representing the Company Shares, duly endorsed (or with executed stock powers) so as to make WinWin the sole owner thereof;

                  (q) WinWin shall have received a release from each Shareholder in form and substance reasonably satisfactory to WinWin;

                  (r) WinWin shall have received a nondisclosure and developments agreement from each employee and other Person listed in Disclosure
Schedule 3.5(c) in form and substance reasonably satisfactory to WinWin; and

                  (s) all actions to be taken by the Major Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to WinWin.

WinWin may waive any condition specified in this Section 6.1 if it executes a written instrument so stating at or prior to the Closing.

            6.2 Conditions to Obligation of the Major Shareholders. The obligation of the Major Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Section
2.2 above shall be true and correct (without taking into consideration materiality, Material Adverse Effect or similar qualifiers) at and as of the Closing Date except where the failure of such representations and warranties to be true and correct, in the aggregate, does not and would not be reasonably be expected to have a Material Adverse Effect on Parent and WinWin taken together;

                  (b) WinWin shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) WinWin shall have delivered to the Major Shareholders a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

                  (e) the Company shall have received all authorizations, consents, and approvals of the Governmental Authorities referred to in [Section 2.1(b), Section 2.2(b), and Section 3.3] above; and

                  (f) all actions to be taken by WinWin in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Major Shareholders.

The Major Shareholders may waive any condition specified in this Section 6.2 if they execute a written instrument so stating at or prior to the Closing.

      7.    Remedies for Breaches of This Agreement.

            7.1 Survival of Representations and Warranties. All of the representations and warranties of the Major Shareholders contained in Section 3 (except for those representation and warranties made in Section 3.2) herein shall survive the Closing hereunder (even if WinWin knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter. All of the representations and warranties of the Major Shareholders contained in
Section 2.1 and Section 3.2 herein shall survive the Closing hereunder (even if WinWin knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of Parent and WinWin contained in Section 2.2 herein shall survive the Closing hereunder (even if the Company or a Major Shareholder knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter.

            7.2   Indemnification Provisions for Benefit of WinWin.

                  (a) In the event any of the Major Shareholders breaches (or in the event any third party alleges facts that, if true, would mean any of the Major Shareholders has breached) any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7.1 above, provided that WinWin makes a written claim for indemnification against any of the Major Shareholders pursuant to Section 10.7 below within such survival period, then each of the Major Shareholders shall indemnify WinWin from and against the entirety of any Adverse Consequences WinWin may suffer through and after the date of the claim for indemnification (including any Adverse Consequences WinWin may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach.); provided that no Major Shareholder shall be liable for any other Major Shareholders breach of the representations and warranties contained in Section 2.1.

                  (b) Notwithstanding anything to the contrary herein, the liability each Major Shareholder pursuant to Section 7.2 (a) shall be limited to an amount equal to 30% of the value of the WinWin Shares received by such Major Shareholder pursuant to this Agreement valued as of the date of this Agreement; provided that (i) there shall be no limit on a Major Shareholder's liability with respect to breaches of Section 2.1 and (ii) a Major Shareholder liability to the extent that there are indemnifiable breaches of Section 3.5 and Section
3.2 shall be for up to 100% of the value of the WinWin Shares. At the option of the Major Shareholder, any liability pursuant to Section 7.2(a) above may be satisfied by surrendering to WinWin that number of WinWin shares with a value equal to the amount the liability. Such surrendered WinWin Shares shall be valued based on the value of the shares as of the date of the Closing.

                  (c) In the absence of actual fraud, intentional misrepresentation or willful misconduct, and with the exception of any equitable remedies available to Parent or WinWin or a breach of the representations and warranties contained Section 2.1 and Section 3.5, this Section 7.2 sets forth the sole and exclusive remedy of Parent and WinWin after the Closing for any breach by any of the Major Shareholders of any representations, warranties or covenants contained herein or in any document delivered in connection herewith.

            7.3 Indemnification Provisions for Benefit of the Major Shareholders. In the event WinWin breaches (or in the event any third party alleges facts that, if true, would mean WinWin has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7.1 above, provided that any of the Major Shareholders makes a written claim for indemnification against WinWin pursuant to Section 10.7 below within such survival period, then WinWin shall indemnify each of the Major Shareholders from and against the entirety of any Adverse Consequences the Major Shareholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Major Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

            7.4   Matters Involving Third Parties.

                  (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

In the event any of the conditions in Section 7.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

            7.5 Other Indemnification Provisions. Each of the Major Shareholders hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by WinWin against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).


      8.    Termination.

            8.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (a) WinWin and the Major Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) WinWin may terminate this Agreement by giving written notice to the Major Shareholders on or before the 45th day following the date of this Agreement if WinWin is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company;

                  (c) WinWin may terminate this Agreement by giving written notice to the Major Shareholders at any time prior to the Closing (1) in the event any of the Major Shareholders has breached any material representation, warranty, or covenant contained in this Agreement and such breach would cause the condition set forth in Section 6.2(a) not to be satisfied and WinWin has notified the Major Shareholders of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 31, 2005 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from WinWin itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (d) the Major Shareholders may terminate this Agreement by giving written notice to WinWin at any time prior to the Closing (i) in the event WinWin has breached any material representation, warranty, or covenant contained in this Agreement and such breach would cause the condition set forth in Section 6.3(b) not to be satisfied, any of the Major Shareholders has notified WinWin of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 31, 2005, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from any of the Major Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

            8.2   Effect of Termination.

                  (a) If any Party terminates this Agreement pursuant to Section
8.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

                  (b) If WinWin terminates this Agreement either (i) as the result of any Major Shareholder's or the Company's failure to comply with
Section 4.8 hereof the Company shall reimburse WinWin's fees and expenses incurred in connection with the negotiation of this Agreement and all related agreements and documents and the transactions contemplated by this Agreement and such related documents, including attorneys fees, and any due diligence work performed by WinWin whether incurred prior to or after the date of this Agreement. The total amount to be reimbursed by the Major Shareholders for such fees and expenses shall not exceed $45,000.

      9. Definitions. As used herein, the following terms have the respective meanings set forth below:

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "Balance Sheet" has the meaning set forth in Section 3.6 above.

      "Business" has the meaning set forth in the recitals above.

      "Closing" has the meaning set forth in Section 1.3 above.

      "Closing Date" has the meaning set forth in Section 1.3 above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" has the meaning set forth in the recitals above.

      "Company Share" means any share of the Common Stock, par value $0.01 per share, of the Company.

      "Confidential Information" means any information concerning the businesses and affairs of the Company and WinWin that is not already generally available to the public and shall include any and all information relating to the price and terms of this Agreement.

      "Contracts" has the meaning set forth in Section 3.12 above.

      "Disclosure Schedule" has the meaning set forth in Section 2.1 above.

      "Employee Plan" has the meaning set forth in Section 3.16 above .

      "Financial Statements" has the meaning set forth in Section 3.6 above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Governmental Authority" means any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court of the United States of America or any political subdivision thereof, or of any other country.

      "Indebtedness" of any Person means, in each case whether or not accrued on the books of such Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person upon which interest charges are customarily paid or which are evidenced by notes, bonds, debentures, credit agreements or similar agreements or investments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized leases, (e) all obligations of such Person in respect of acceptances, letters of credit or letters of guaranty issued or created for the account of such Person, and (f) all liabilities secured by any Security Interest on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof.

      "Indemnified Party" has the meaning set forth in Section 7.4(a) above.

      "Indemnifying Party" has the meaning set forth in Section 7.4(a) above.

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, diagrams, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation and source and object code) (whether purchased or internally developed), (g) all information systems and management procedures, (h) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Leased Real Property" has the meaning set forth in Section 3.11(b) above.

      "Leases" has the meaning set forth in Section 3.11(b) above.

      "Liability" has the meaning set forth in Section 3.8

      "Material Adverse Effect" shall mean a with respect to an entity a material adverse effect on the entity's business, operations or financial condition.

      "Most Recent Financial Statements" has the meaning set forth in Section
3.6 above.

      "Most Recent Fiscal Month End" has the meaning set forth in Section 3.6 above.

      "Noncompetition Period" has the meaning set forth in Section 5.5 above.

      "Note Holders" has the meaning set forth in the recitals above.

      "Notes" has the meaning set forth in the recitals.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Parties" has the meaning set forth in the preface above.

      "Permits" has the meaning set forth in Section 3.9 above.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "Security Interest" means any adverse claim, mortgage, pledge, lien, encumbrance, option, restriction on transfer, easement, right of way, matter of survey, charge, or other security interest.

      "Major Shareholders" has the meaning set forth in the preface above.

      "Tangible Asset" has the meaning set forth in Section 3.4 above.

      "Tax(es)" means: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, deficiencies and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (whether net or gross), profits, sales, use and occupation, and value added, ad valorem, gains, privilege, wage, unemployment, workers' compensation, social security, health care, capital, license, occupancy, severance, stamp, premium, windfall profits, environmental (including taxes under Code section 59A), capital stock, disability, real property, personal property, rent, registration, customs, duties, alternative or add-on minimum, estimated, accumulated earnings, personal holding company, net worth, capital, goods and services, conveyance, mortgage, documentary, recording, production, special assessment, utility, intangibles, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever (whether disputed or not), together with all interest, penalties, related charges, fees and additions imposed with respect to such amounts; (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      "Tax Return(s)" means all federal, state, local and foreign returns and attachments thereto, estimates, information statements and reports, including any consolidated, combined and unitary tax returns relating to Taxes required to be filed by or on behalf of Company with any Tax authority.

      "Third Party Claim" has the meaning set forth in Section 7.4(a).

      "WinWin" has the meaning set forth in the preface above.

      "WinWin Shares" means those shares of the Parent's Common Stock, par value $0.01 per share, which will be issued by Parent to the Major Shareholders.

      10.   Miscellaneous.

            10.1  Nature of Certain Obligations.

                  (a) The covenants of each of the Major Shareholders in Section
1.1 above concerning the exchange of his, her or its Company Shares to WinWin and the representations and warranties of each of the Major Shareholders in
Section 2.1 above concerning the transaction are several obligations. This means that the particular Major Shareholder making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 7 above for any Adverse Consequences WinWin may suffer as a result of any breach thereof.

                  (b) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Major Shareholder will be responsible to the extent provided in Section 7 above for the entirety of any Adverse Consequences WinWin may suffer as a result of any breach thereof.

            10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of WinWin and the Major Shareholders.

            10.5 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile execution of this Agreement shall be valid and binding for all purposes.

            10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Major Shareholders:
      -----------------------------

      PIXIEM, Inc.
      Sung B. Lee
      238 Russel Ave.
      Edgewater, NJ 07020
      Fax: 201-624-7058

      Copy to:
      --------

      Kirkpatrick & Lockhart Nicholson Graham LLP
      4 Embarcadero Center, 10th Floor
      San Francisco, CA 94111
      Fax: 415-249-1001
      Attention: Peter S. Heinecke


      If to WinWin:
      -------------

      WinWin Wireless, LLC
      c/oWinWin Gaming, Inc.
      8687 W Sahara
      Suite 201
      Las Vegas, Nevada  89117
      Fax: 702.233.4189
      Attention: Chief Financial Officer

      Copy to:
      --------
      Thelen Reid & Priest LLP
      701 Pennsylvania Avenue, NW
      Washington, DC 20004
      Fax: 202.508.4321
      Attention: Louis A. Bevilacqua, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by WinWin and the Major Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            10.11 Expenses. Except as provided in Section 8.2(b), each of the Parties and the Company, will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Major Shareholders agree that the Company has not borne or will bear any of the Major Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

            10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

            10.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

            10.15 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above. Nothing in this
Section 10.15, however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.


                            [signature page follows]

                             [WinWin Signature Page]

      IN WITNESS WHEREOF, WinWin has executed this Share Exchange Agreement on the date first above written.

                              WINWIN WIRELESS, LLC



                    By: /s/ Larry Goldman
                        --------------------------------------
                        Name: Larry Goldman
                        Title: Chief Financial Officer / Vice President, Finance

                            [Company Signature Page]


      IN WITNESS WHEREOF, the Company has executed his Share Exchange Agreement on the date first above written.

                                  PIXIEM, INC.



                                  By: /s/ Hongsuk Lee
                                      --------------------------------
                                  Name: Hongsuk Lee
                                  Title: President

                       [Major Shareholder Signature Page]

      IN WITNESS WHEREOF, the undersigned Major Shareholder of the Company has executed this Share Exchange Agreement on the date first above written


                                          /s/ Hongsuk Lee
                                          -------------------------------
                                          Hongsuk Lee


                                          /s/ Sung B. Lee
                                          -------------------------------
                                          Sung B. Lee


                                          /s/ Benjamin F. Davis III
                                          -------------------------------
                                          Benjamin F. Davis III